Exhibit 99.3

STOCK AND WARRANT PURCHASE AGREEMENT

THIS STOCK AND WARRANT PURCHASE AGREEMENT, made and entered into this 17th day of November, 2025, by and among Yanli Xu (“Seller”) and Dandan Liu (“Buyer”).

This will acknowledge that the undersigned buyer or its assignees hereby agrees to purchase 395,000 common shares of TDH Holdings, Inc. (the “Company”) at a price of $1.02 per share (based on the closing price on November 14, 2025) for a total of $402,900, or RMB 2,852,532, based on the central USD/CNY parity rate set by the People’s Bank of China (PBOC) of 7.08 as of November 17, 2025;

And purchase 395,000 warrants, each exercisable for one (1) share of the Company’s common shares at an exercise price of $2.44 per whole common share, being sold at a price of $0.01 per warrant for a total of $3,950, or RMB 27,966, based on the central USD/CNY parity rate set by the People’s Bank of China (PBOC) of 7.08 as of November 17, 2025.

Dated: 11-17-2025

AGREED AND ACKNOWLEDGED

Buyer Name: Dandan Liu	Seller Name: Yanli Xu

By:	/s/ Dandan Liu	By:	/s/ Yanli Xu
	(Buyer Signature)		(Seller Signature)